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                                                                    EXHIBIT 99.1

NEWS BULLETIN                                             CABOT INDUSTRIAL TRUST
                                                                TWO CENTER PLAZA
                                                                       SUITE 200
                                                               BOSTON, MA  02108

FROM:
(NYSE:CTR)


AT THE COMPANY
--------------
Franz Colloredo-Mansfeld
Chief Financial Officer
(617) 723-0900

FOR IMMEDIATE RELEASE
---------------------
September 7, 1999

           CABOT INDUSTRIAL TRUST ANNOUNCES ISSUANCE OF $65 MILLION
                            IN PERPETUAL PREFERRED


BOSTON, MA September 7, 1999 -- Cabot Industrial Trust (NYSE:CTR), announced today that its operating partnership, Cabot Industrial Properties, L.P. completed a private sale of $65 million of 8.625% Series C Cumulative Redeemable Perpetual Preferred Units at $25 per unit. Proceeds of the offering will be used to reduce outstanding balances under the partnership's unsecured line of credit.

The Preferred Units, which may be called by Cabot Industrial Trust at par on or after September 3, 2004, have no stated maturity or mandatory redemption.

The Preferred Units were privately placed. Merrill Lynch & Co. and Goldman Sachs acted as exclusive placement agents.

After this financing, Cabot's debt to total market capitalization ratio stands at 29%.

Cabot Industrial Trust is a fully integrated real estate company, with offices in Boston, Atlanta, Baltimore, Chicago, Cincinnati, Dallas, Los Angeles, Orlando and Phoenix, that specializes in the ownership, acquisition, and development of industrial properties, with 267 properties containing 32 million square feet in 22 states at June 30, 1999. The Company also manages 10 million square feet of property for investment advisory accounts. Cabot Industrial Trust focuses on a broad spectrum of industrial property types nationwide including large bulk distribution facilities, multitenant distribution facilities and workspace properties.

In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations about the industry and the markets in which the Company operates. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual operating
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results may be affected by various factors including, without limitation, changes in national and local economic conditions, competitive market conditions, uncertainties and costs related to and the imposition of conditions on receipt of governmental approvals and costs of material and labor, all of which may cause such actual results to differ materially from what is expressed or forecast in this press release.


To receive Cabot Industrial Trust's latest news release and other corporate documents please send requests via e-mail at ir@cabottrust.com or visit our web-site at www.cabottrust.com.

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